Exhibit 5.1

313-465-7000 Fax: 313-465-8000 www.honigman.com

August 11, 2011

AEP Industries Inc.

125 Phillips Avenue

South Hackensack, New Jersey 07606-1546

Ladies and Gentlemen:

We have acted as counsel to AEP Industries Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) up to $200,000,000 aggregate principal amount of the Company’s outstanding unregistered 8 1/4% Senior Notes due 2019 (the “Old Notes”) for a like principal amount of the Company’s 8 1/4% Senior Notes due 2019 registered under the Securities Act (the “New Notes”). The Old Notes have been, and the New Notes will be, issued pursuant to an Indenture, dated as of April 18, 2011 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”).

In so acting, we have reviewed originals or copies of the Indenture, the Registration Statement and the form of the New Notes. We have also examined such certificates, documents and records and have considered such matters of law and of fact, and relied upon such certificates and other information furnished to us, as we have deemed appropriate as a basis for our opinions set forth below. As to matters involving facts relevant to the opinions stated in this opinion letter, we have relied, without independent investigation or verification, solely upon certificates or comparable documents of officers of the Company.

Based upon the foregoing, and subject to the qualifications set forth in this opinion letter, it is our opinion that when (i) the Registration Statement has become effective under the Securities Act, (ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the New Notes have been duly executed, authenticated, issued and delivered by the Company and the Trustee in accordance with the terms of the Indenture against receipt of a like principal amount of the Old Notes surrendered and cancelled in exchange therefor in the manner described in the Registration Statement, and (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity), and to limitations on availability of equitable relief, including specific performance.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

(313)465-7000

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

AEP Industries Inc.

August 11, 2011

We have assumed that (i) at or prior to the authentication and delivery of the New Notes, the Company’s authorization of the New Notes and the form of the New Notes will not have been modified or rescinded, and there will not have occurred any change in law affecting the New Notes, including their authorization, authentication, execution, delivery, validity or enforceability, and (ii) none of the terms of the New Notes, nor the issuance, sale and delivery of the New Notes nor the compliance by the Company with the terms of the New Notes, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by, or order of, any court or governmental body having jurisdiction over the Company.

The law covered by the opinions expressed in this opinion letter is limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America. We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, insofar as they relate to any Delaware law, with your permission, we (i) have limited our review to standard compilations available to us of the Delaware General Corporation Law, which we have assumed to be accurate and complete, and (ii) have not reviewed case law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

c:	MKB/REW/MRV/RZK/MSB